News Release

Cenveo Reports First Quarter 2017 Results

Significant Progress on Implementation of $50 Million 2017 Profitability Improvement Plan
11.5% Notes Paid in Full, Only $5.5 Million of 7% Notes Due May 15 Remain

STAMFORD, CT – (May 3, 2017) - Cenveo, Inc. (NYSE: CVO) reported financial results for the three months ended April 1, 2017. The reported results for all periods presented exclude the operating results of the Company's packaging operating segment and top-sheet lithographic print operation ("Packaging Business"), which have been classified in the consolidated financial statements as discontinued operations.

First Quarter 2017 vs. First Quarter 2016 Overview

•	Net sales of $374.5 million compared to $432.8 million.

•	Net loss of $8.7 million compared to net income of $11.2 million.

•	Adjusted EBITDA of $31.2 million compared to $35.0 million.

•	Net cash used by operating activities of continuing operations of $6.4 million compared to $11.4 million.

•	Gross margin up 75 basis points to 17.1% compared to 16.4%.

•	Interest expense of $19.1 million compared to $24.1 million.

•	Achieved over $5 million in cost savings in Q1 2017.

Management Commentary
“Despite headwinds impacting net sales, we achieved several accomplishments this past quarter. The continued softness in our office products envelope business and the closure of our coating operation in mid-2016 were contributors to the decline in our sales year over year. Those events combined with further market softness across our print, direct mail and label platforms led to the decline of our net sales. On the other hand, our cost reduction efforts are beginning to show results. Our 2017 Profitability Improvement Plan provided sustainable savings of over $5.0 million during the quarter, which allowed us to improve our margins despite lower sales volume. The benefits of the 2017 Profitability Improvement Plan will continue in the second quarter and throughout the remainder of the year. We have now identified the remaining $10 million of our proposed $50 million of cost savings and feel good about our ability to achieve our stated goal of generating $25 million in savings for the full year. Additionally, the positive impact of our significant 2016 debt repurchases and refinancing decreased interest expense for the quarter compared to the same period last year by approximately $5.0 million," said Robert G. Burton, Sr., Chairman and CEO of Cenveo.

Financial Results
Net sales in the first quarter of 2017 were $374.5 million compared to $432.8 million in the same period last year, a 13.5% decline. The sales decline was primarily driven by: (i) lower sales in the envelope segment, primarily due to lower demand in office product and wholesale envelope product lines primarily due to marketplace trends, and lower direct mail demand from our customers; (ii) lower sales in the label segment primarily due to the decision to exit the coating operation, which was completed in the second quarter of 2016, and lower sales volumes; and (iii) lower sales volumes in the commercial print group, primarily driven by lower customer demand and continued pricing pressures.

Operating income in the first quarter declined 41.0% to $10.0 million, compared to $17.0 million in the same period last year. The decrease was primarily due to lower gross profit due to lower sales volumes, the impact of the decision to exit the coating operation, and higher restructuring and other charges resulting from the 2017 Profitability Improvement Plan, including the announced closure of two facilities, partially offset by the benefit of lower selling, general and administrative expenses due to cost reduction initiatives and lower commission expense due to lower sales volumes. Non-GAAP operating income in the first quarter of 2017 was $19.2 million compared to non-GAAP operating income of $23.5 million for the same period last year. A reconciliation of all non-GAAP figures are reported in the tables below.

Loss from continuing operations during the first quarter of 2017 was $8.7 million, or $(1.02) per diluted share, compared to income of $13.0 million, or $1.38 per diluted share, in the first quarter of 2016. Income in the first quarter of 2016 was primarily driven by gains on the early extinguishment of debt of $21.6 million. Non-GAAP loss from continuing operations in the first quarter of 2017 was $0.1 million, or $(0.01) per diluted share, compared to a loss of $1.7 million, or $(0.20) per diluted share, in the same period last year.

Net loss in the first quarter of 2017 was $8.7 million compared to net income of $11.2 million for the same period last year. Adjusted EBITDA was $31.2 million in the first quarter of 2017 compared to $35.0 million for the same period last year. The change in Adjusted EBITDA was generally as expected with the continued impacts associated with the disruption in our office product and wholesale products and the exit of our coating operation accounting for a reduction of approximately $6.0 million while our profit improvement initiatives accounted for an increase of approximately $5.0 million, primarily due to our operational efficiency projects and position reductions across our operating platform.

During the first quarter 2017, net cash used in operating activities of continuing operations was $6.4 million compared to $11.4 million for the same period last year. The decline was primarily due to changes in working capital, particularly the timing of payments to vendors and higher inventories due to the timing of customer orders, partially offset by sales to and collections from our customers.

At April 1, 2017, cash and cash equivalents totaled $3.9 million, compared to $5.5 million at December 31, 2016. Total outstanding long-term debt, including current maturities, was approximately $1.0 billion as of April 1, 2017, an increase of $16.0 million from December 31, 2016. During the first quarter of 2017, the remaining $20.5 million of outstanding principal balance of 11.5% notes was redeemed in full. Additionally, the remaining $5.5 million principal balance of 7% convertible notes will be retired prior to or at maturity on May 15, 2017 using cash flow from operations or availability under the ABL facility.

2017 Outlook
Mr. Burton, Sr. continued: “As we enter the second quarter, we are pleased with the progress of our 2017 Profitability Improvement Plan and the progress that we have made addressing our capital structure over the past year. Despite a challenging operating environment and recent softness in our end markets, we believe these initiatives will further support us achieving our financial goals for 2017. I look forward to updating our investors on our conference call tomorrow.”

Conference Call
Cenveo will host a conference call tomorrow, Thursday, May 4, 2017 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed on the investor relations section of the Company's website at www.cenveo.com.

About Cenveo
Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our diverse base of customers. For more information please visit us at www.cenveo.com

Use of Non-GAAP Measures
In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP loss from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, (gain) loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss (gain) on early extinguishment of debt, net, and (loss) income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net income (loss) to Adjusted EBITDA is presented in the tables below. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow, alongside GAAP financial measures, enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," examples of which include statements relating to our 2017 outlook and future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (ii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness; (iii) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (iv) additional borrowings available to us could further exacerbate our risk exposure from debt; (v) our ability to meet the New York Stock Exchange's, which we refer to as the NYSE, including as noted in its letter dated March 28, 2017, continued listing standards which could result in the NYSE delisting our common shares, which would have an adverse impact on the trading volume, liquidity and market price of our common shares; (vi) United States and global economic conditions have adversely affected us and could continue to adversely affect us; (vii) our ability to successfully integrate acquired businesses with our business; (viii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (ix) the industries in which we operate our business are highly competitive and extremely fragmented; (x) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (xi) factors affecting the United States postal services impacting demand for our products; (xii) the availability of the Internet and other electronic media adversely affecting our business; (xiii) increases in paper costs and decreases in the availability of raw materials; (xiv) increases in energy and transportation costs; (xv) our labor relations; (xvi) our compliance with environmental laws; (xvii) our dependence on key management personnel; (xviii) any failure, interruption or security lapse of our information technology systems; and (xix) the unassured effectiveness of our 2017 Profitability Improvement Plan. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive (Loss) Income (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	April 1, 2017	April 2, 2016
Net sales	$374,506	$432,761
Cost of sales	310,372	361,911
Selling, general and administrative expenses	44,541	47,239
Amortization of intangible assets	1,379	1,607
Restructuring and other charges	8,180	4,990
Operating income	10,034	17,014
Interest expense, net	19,147	24,095
Loss (gain) on early extinguishment of debt, net	45	(21,613)
Other (income) expense, net	(227)	554
(Loss) income from continuing operations before income taxes	(8,931)	13,978
Income tax (benefit) expense	(239)	958
(Loss) income from continuing operations	(8,692)	13,020
Loss from discontinued operations, net of taxes	—	(1,817)
Net (loss) income	(8,692)	11,203
Other comprehensive income:
Changes in pension and other employee benefit accounts, net of taxes	1,594	2,480
Currency translation adjustment, net	453	1,742
Total other comprehensive income	2,047	4,222
Comprehensive (loss) income	$(6,645)	$15,425

(Loss) income per share – basic:
Continuing operations	$(1.02)	$1.53
Discontinued operations	—	(0.21)
Net (loss) income	$(1.02)	$1.32

(Loss) income per share – diluted:
Continuing operations	$(1.02)	$1.38
Discontinued operations	—	(0.18)
Net (loss) income	$(1.02)	$1.20

Weighted average shares outstanding:
Basic	8,553	8,484
Diluted	8,553	10,366

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Three Months Ended
	April 1, 2017	April 2, 2016
Cash flows from operating activities:
Net (loss) income	$(8,692)	$11,203
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on sale of discontinued operations, net of taxes	—	(659)
Loss from discontinued operations, net of taxes	—	2,476
Depreciation and amortization, excluding non-cash interest expense	11,795	12,030
Non-cash interest expense, net	1,985	2,523
Deferred income taxes	(681)	933
(Gain) loss on sale of assets	(257)	56
Non-cash restructuring and other charges, net	6,191	4,517
Loss (gain) on early extinguishment of debt, net	45	(21,613)
Stock-based compensation	238	591
Other non-cash charges	(58)	631
Changes in operating assets and liabilities:
Accounts receivable	36,814	17,845
Inventories	(9,403)	5,585
Accounts payable and accrued compensation and related liabilities	(26,075)	(35,093)
Other working capital changes	(18,251)	(12,497)
Other, net	(32)	38
Net cash used in operating activities of continuing operations	(6,381)	(11,434)
Net cash used in operating activities of discontinued operations	—	(8,573)
Net cash used in operating activities	(6,381)	(20,007)
Cash flows from investing activities:
Capital expenditures	(8,223)	(7,157)
Proceeds from sale of property, plant and equipment	744	5
Net cash used in investing activities of continuing operations	(7,479)	(7,152)
Net cash provided by investing activities of discontinued operations	—	94,560
Net cash (used in) provided by investing activities	(7,479)	87,408
Cash flows from financing activities:
Payment of financing-related costs and expenses and debt issuance discounts	(165)	—
Repayments of other long-term debt	(1,390)	(1,714)
Repayment of 11.5% senior notes due 2017	(20,465)	(4,725)
Repayment of 7% senior exchangeable notes due 2017	—	(17,680)
Borrowings under asset-based revolving credit facility due 2021	125,200	141,000
Repayments under asset-based revolving credit facility due 2021	(91,200)	(186,200)
Net cash provided by (used in) financing activities of continuing operations	11,980	(69,319)
Net cash used in financing activities of discontinued operations	—	(8)
Net cash provided by (used in) financing activities	11,980	(69,327)
Effect of exchange rate changes on cash and cash equivalents	209	323
Net decrease in cash and cash equivalents	(1,671)	(1,603)
Cash and cash equivalents at beginning of period	5,532	10,556
Cash and cash equivalents at end of period	$3,861	$8,953

Supplemental cash flow disclosures:
Cash paid for interest	$28,780	$28,833
Cash paid for taxes, net	315	593
Non-cash origination of capital leases	2,024	331

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	April 1, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,861	$5,532
Accounts receivable, net	197,778	234,187
Inventories, net	111,110	101,950
Prepaid and other current assets	33,805	41,576
Total current assets	346,554	383,245

Property, plant and equipment, net	205,896	207,679
Goodwill	175,439	175,209
Other intangible assets, net	123,490	124,831
Other assets, net	21,827	21,995
Total assets	$873,206	$912,959

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$9,400	$31,727
Accounts payable	150,427	175,896
Accrued compensation and related liabilities	23,878	24,684
Other current liabilities	60,557	82,899
Total current liabilities	244,262	315,206

Long-term debt	1,025,260	986,939
Other liabilities	199,247	199,971
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	86	86
Paid-in capital	382,510	382,271
Retained deficit	(876,977)	(868,285)
Accumulated other comprehensive loss	(101,182)	(103,229)
Total shareholders’ deficit	(595,563)	(589,157)
Total liabilities and shareholders’ deficit	$873,206	$912,959

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Operating income	$10,034	$17,014
Integration, acquisition and other charges	700	918
Stock-based compensation provision	238	591
Restructuring and other charges	8,180	4,990
Non-GAAP operating income	$19,152	$23,513

Cenveo, Inc. and Subsidiaries
Reconciliation of (Loss) Income from Continuing Operations to Non-GAAP Loss from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	April 1, 2017	April 2, 2016

(Loss) income from continuing operations	$(8,692)	$13,020
Integration, acquisition and other charges	700	918
Stock-based compensation provision	238	591
Restructuring and other charges	8,180	4,990
Loss (gain) on early extinguishment of debt, net	45	(21,613)
Income tax (benefit) expense	(554)	365
Non-GAAP loss from continuing operations	$(83)	$(1,729)

(Loss) income per share – diluted:
Continuing operations	$(1.02)	$1.53
Integration, acquisition and other charges	0.09	0.11
Stock-based compensation provision	0.03	0.07
Restructuring and other charges	0.96	0.59
Loss (gain) on early extinguishment of debt, net	0.01	(2.54)
Income tax (benefit) expense	(0.06)	0.04
Non-GAAP loss from continuing operations	$(0.01)	$(0.20)

Weighted average shares - diluted (1)	8,553	8,484

(1) On a GAAP basis, for the three months ended April 2, 2016, there were 10,366 weighted average shares outstanding, fully diluted.

Cenveo, Inc. and Subsidiaries Reconciliation of Net (Loss) Income to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Net (loss) income	$(8,692)	$11,203
Interest expense, net	19,147	24,095
Income tax (benefit) expense	(239)	958
Depreciation	10,416	10,423
Amortization of intangible assets	1,379	1,607
Integration, acquisition and other charges	700	918
Stock-based compensation provision	238	591
Restructuring and other charges	8,180	4,990
Loss (gain) on early extinguishment of debt, net	45	(21,613)
Loss from discontinued operations, net of taxes	—	1,817
Adjusted EBITDA, as defined	$31,174	$34,989